Exhibit 99.1

Watson Wyatt Worldwide Reports Third Quarter EPS of $0.95

ARLINGTON, Va.--(BUSINESS WIRE)--May 7, 2009--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ: WW), a leading international human capital and financial management consulting firm, today announced financial results for the third quarter of fiscal year 2009, which ended March 31, 2009.

Revenues were $417.0 million for the quarter, a decrease of 9% (an increase of 3% on a constant currency basis) from third quarter of fiscal 2008 revenues of $457.5 million. Net income for the third quarter of fiscal 2009 was $40.6 million, or $0.95 per diluted share, a decrease from $42.5 million or $0.96 per diluted share in the prior-year third quarter. When compared to the prior-year third quarter, exchange rates had a negative impact of $0.14 on diluted net income per share.

“We had a good quarter in light of economic conditions, with positive constant currency growth and solid profitability,” said John Haley, president and chief executive officer. “But there are two forces at play here. Practices like our large Benefits segment where projects are more directly tied to helping clients manage costs, mitigate risks or meet regulatory requirements are doing quite well. However, practice areas that rely on shorter-term, more discretionary engagements have been more negatively affected by the downturn.”

Operating Highlights

  Benefits Group revenues (representing 59% of third-quarter revenues) were $248 million for the third quarter of fiscal 2009, a decrease of 7% (increase of 3% constant currency) from $268 million in the prior-year third quarter. The reported decrease in revenues was due primarily to the strengthening of the U.S. dollar against the British pound and the Euro. The constant currency increase in revenues was largely due to increased demand for retirement consulting services.
  Technology and Administration Solutions Group revenues (representing 11% of third-quarter revenues) were $45 million for the third quarter of fiscal 2009, a decrease of 1% (increase of 13% constant currency) from $45 million in the prior-year third quarter. The reported decrease in revenues was due to the strengthening of the U.S. dollar against the British pound. Constant currency revenues increased in both North America and Europe. In North America, revenues increased due to an increase in projects in on-going service delivery. In Europe, revenues increased due to new clients.
  Human Capital Group revenues (representing 9% of third-quarter revenues) were $37 million for the third quarter of fiscal 2009, a decrease of 25% (decrease of 18% constant currency) from $49 million in the prior-year third quarter. The decrease in revenues was due to the strengthening of the U.S. dollar and to a decrease in demand in all geographic regions. The significant decrease in demand reflects the cyclicality of the segment.
  Insurance & Financial Services Group revenues (representing 8% of third-quarter revenues) were $31 million for the third quarter of fiscal 2009, an increase of 2% (23% constant currency) from $31 million in the prior-year third quarter. On a constant currency basis, revenues increased in all geographic regions primarily due to additional project work.
  Investment Consulting Group revenues (representing 9% of third-quarter revenues) were $39 million for the third quarter of fiscal 2009, a decrease of 10% (increase of 12% constant currency) from $43 million in the prior-year third quarter. The reported decrease in revenues was due primarily to the strengthening of the U.S. dollar against the British pound and the Euro. The constant currency increase in revenues was largely due to increased demand for implemented consulting services and investment strategy advice.

Outlook for Fiscal Year 2009

After consideration of the current economic environment, the company is reducing its outlook and expects fiscal 2009 revenues in the range of $1.65 billion to $1.67 billion and earnings per diluted share in the range of $3.35 to $3.40. This guidance includes up to $0.35 of foreign currency translation losses from the strengthening of the U.S. dollar. This guidance also anticipates that in the fourth quarter of fiscal 2009 £1.00 maintains a minimum average value of approximately $1.40 and €1.00 maintains a minimum average value of approximately $1.30.

For the fourth quarter of fiscal 2009, the company expects to report revenues in the range of $370 million to $390 million and earnings per diluted share in the range of $0.65 to $0.70. This guidance includes up to $0.10 of foreign currency translation losses from the strengthening of the U.S. dollar. As noted above, this guidance anticipates that in the fourth quarter of fiscal 2009 £1.00 maintains a minimum average value of approximately $1.40 and €1.00 maintains a minimum average value of approximately $1.30.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the third quarter of fiscal 2009. It will be held on Thursday, May 7, 2009, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to the Investor Relations section of www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 13854491.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to foreign currency exchange and interest rate fluctuations; general economic and business conditions that adversely affect us or our clients; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; exposure to liabilities of acquired businesses that have not been expressly assumed; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and filed on August 15, 2008, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,700 associates in 33 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008

Revenue	$416,994	$457,525	$1,279,509	$1,306,244

Costs of providing services:
Salaries and employee benefits	237,208	254,147	719,735	722,583
Professional and subcontracted services	23,835	20,334	75,714	75,154
Occupancy, communications and other	40,941	54,955	137,254	148,187
General and administrative expenses	45,689	45,390	132,782	131,486
Depreciation and amortization	17,531	18,265	55,265	53,225
	365,204	393,091	1,120,750	1,130,635

Income from operations	51,790	64,434	158,759	175,609

Income (Loss) from affiliates	3,201	(29)	5,966	(603)
Interest expense	(553)	(1,353)	(2,181)	(5,580)
Interest income	294	1,585	1,647	4,356
Other non-operating income	1,786	179	3,466	454

Income before income taxes	56,518	64,816	167,657	174,236

Provision for income taxes	15,927	22,270	52,355	60,465

Net income	$40,591	$42,546	$115,302	$113,771

Earnings per share:
Net income - Basic	$0.95	$1.01	$2.70	$2.69
Net income - Diluted	$0.95	$0.96	$2.69	$2.56

Weighted average shares of common stock, basic (000)	42,609	42,064	42,705	42,230
Weighted average shares of common stock, diluted (000)	42,773	44,333	42,869	44,515

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$248,051	$267,940	$725,848	$738,605
Technology and Administration Solutions Group	44,602	45,008	143,503	135,055
Human Capital Group	36,844	49,058	137,900	145,222
Insurance & Financial Services Group	31,442	30,799	93,735	89,131
Investment Consulting Group	39,214	43,457	118,813	125,763
Total segment revenue	400,153	436,262	1,219,799	1,233,776
Other, including reimbursable expenses	16,841	21,263	59,710	72,468
Consolidated revenue	$416,994	$457,525	$1,279,509	$1,306,244

Net operating income
Benefits Group	$81,693	$89,135	$216,489	$210,068
Technology and Administration Solutions Group	9,112	10,180	36,392	34,990
Human Capital Group	(630)	9,460	16,321	27,585
Insurance & Financial Services Group	8,991	1,411	19,890	2,565
Investment Consulting Group	10,648	15,947	31,597	44,681
Total segment net operating income	109,814	126,133	320,689	319,889
Discretionary compensation	(45,779)	(50,483)	(144,452)	(144,363)
Other income (expense), net	(7,517)	(10,834)	(8,580)	(1,290)
Income before income taxes	$56,518	$64,816	$167,657	$174,236

	March 31,
	2009	2008
	(Unaudited)
Associates (full-time equivalents)
Benefits Group	3,370	3,190
Technology and Administration Solutions Group	895	820
Human Capital Group	865	830
Insurance & Financial Services Group	415	425
Investment Consulting Group	560	440
Other (including Communication)	460	430
Business Services (includes Corporate and Field Support)	1,120	1,055
Total	7,685	7,190

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	March 31,	June 30,
	2009	2008

Assets
Cash and cash equivalents	$118,292	$124,632
Receivables from clients:

Billed, net of allowances of $7,045 and $8,544	210,699	239,593
Unbilled, at estimated net realizable value	116,097	126,163
	326,796	365,756

Deferred income taxes	21,113	18,576
Other current assets	55,870	48,523
Total current assets	522,071	557,487

Investment in affiliates	20,488	8,526
Fixed assets, net	173,646	184,684
Deferred income taxes	62,589	72,572
Goodwill	490,618	634,176
Intangible assets, net	169,195	236,767
Other assets	14,972	21,764

Total Assets	$1,453,579	$1,715,976

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$307,028	$381,784
Income taxes payable and deferred	929	3,462
Total current liabilities	307,957	385,246

Revolving credit facility	40,223	-
Accrued retirement benefits	168,379	209,168
Deferred rent and accrued lease losses	28,769	29,239
Deferred income taxes and other long term tax liabilities	11,158	13,430
Other noncurrent liabilities	74,672	94,498

Total Liabilities	631,158	731,581

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value:
99,000,000 shares authorized; 43,813,451 and 43,813,451 issued and 42,621,505 and 43,578,268 outstanding	438	438
Additional paid-in capital	452,887	456,681
Treasury stock, at cost - 1,191,946 and 235,183 shares	(65,266)	(13,222)
Retained earnings	580,677	474,961
Accumulated other comprehensive (loss)/income	(146,315)	65,537
Total Stockholders' Equity	822,421	984,395

Total Liabilities and Stockholders' Equity	$1,453,579	$1,715,976

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Nine months ended March 31,
	2009	2008

Cash flows from operating activities:
Net income	$115,302	$113,771
Adjustments to reconcile net income to net cash (used in)/from operating activities:
Provision for doubtful receivables from clients	(7,110)	11,295
Depreciation	44,598	40,943
Amortization of intangible assets	10,668	12,282
Provision for (benefit from) deferred income taxes	7,446	9,453
(Income)/loss from affiliates	(5,966)	603
Other, net	710	6,729
Changes in operating assets and liabilities, net of business acquisitions
Receivables from clients	46,070	(43,785)
Other current assets	(7,348)	(19,818)
Other assets	3,603	(3,689)
Accounts payable and accrued liabilities	(58,119)	27,242
Income taxes payable	(2,397)	(478)
Accrued retirement benefits	(40,789)	(8,118)
Deferred rent and accrued lease losses	(470)	(3,379)
Other noncurrent liabilities	(22,531)	(5,244)
Cash flows from operating activities:	83,667	137,807

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(518)	(134,934)
Purchases of fixed assets	(29,772)	(24,698)
Capitalized software costs	(14,503)	(16,903)
Investment in affiliates	(2,007)	(3,316)
Distribution from affiliates	227	-
Increase in restricted cash	-	(2,265)
Contingent proceeds from divestitures	3,466	454
Cash flows used in investing activities:	(43,107)	(181,662)

Cash flows used in financing activities:
Borrowings under credit facility	40,223	5,500
Dividends paid	(9,586)	(9,498)
Repurchases of common stock	(77,443)	(53,980)
Issuances of common stock and excess tax benefit	4,949	9,445
Cash flows used in financing activities:	(41,857)	(48,533)

Effect of exchange rates on cash	(5,043)	2,018

Decrease in cash and cash equivalents	(6,340)	(90,370)

Cash and cash equivalents at beginning of period	124,632	248,186

Cash and cash equivalents at end of period	$118,292	$157,816

Supplemental disclosures:
Cash paid for interest	$2,091	$5,498
Cash paid for income taxes, net of refunds	$46,889	$55,191

CONTACT:
Watson Wyatt Worldwide, Inc.
Mary Malone
Investor Relations
(703) 258-7841